EXHIBIT 10.26

                              LETTER OF COMMITMENT


     Fratelli Auriana ("Lender"), an entity controlled by Mr. Lawrence Auriana, Chairman of the Board of Directors of Mediware Information Systems, Inc. ("the Company" or "Borrower"), and the Company agree that Lender will loan the Company up to $2,000,000 as needed by the Company subject to the terms outlined below (the "New Loan"). Mr. Auriana agrees to provide funds to Fratelli Auriana should any be necessary to ensure Fratelli Auriana meets this obligation to the Company.

     The essential terms of the agreement between Lender and Borrower relating to the New Loan are as follows. Lender would lend the Company up to $2,000,000, to be drawn upon in multiples of $250,000. Interest at the rate of prime plus 1/4% will be charged on any outstanding balance and must be paid quarterly. Any principal and interest outstanding must be paid by September 30, 2002. Any money borrowed may be prepaid without penalty on three days notice. Any principal and interest outstanding will become immediately due and payable upon a "change in control" of the Company, which is to be defined in final agreements between Lender and Borrower. The note is secured by a security interest in all of the Company's assets. The Company will pay Lender an origination fee equal to the reasonably incurred expenses of Lender, including legal fees, up to a maximum of 3/8% of $2,000,000. There will be no facility fee.

     In addition, Mr. Auriana agrees to defer payment of an existing loan extended by Mr. Auriana to the Company of approximately $704,000 (which plus accrued interest totals approximately $1.2 million), which is currently payable upon demand. This loan plus accrued interest will be payable the same time the principal of the New Loan will be payable and is expected to maintain its present secured position.

     While the terms contained in this letter of commitment are binding, these terms and conditions, as well as other terms and conditions normal to this type of transaction, will be documented in a loan agreement and related documentation currently being negotiated among Lender, Mr. Auriana and the Company.

                               FRATELLI AURIANA (as to those provisions relating to obligations of Fratelli Auriana)


                               By: /s/ Lawrence Auriana
                                   ----------------------------------------


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                                   /s/ Lawrence Auriana
                               --------------------------------------------
                               Lawrence Auriana (as to those provisions
                               relating to obligations of Lawrence Auriana)


                               MEDIWARE INFORMATION SYSTEMS, INC.


                               By: /s/ Michael Montgomery
                                   ----------------------------------------
                                   Name: Michael Montgomery
                                   Title: President and Chief Executive Officer

                               Date:  October 11, 2000
                                     --------------------------------------


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